UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2008

American Claims Evaluation, Inc.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

0-14807 (Commission File Number)	11-2601199 (IRS Employer Identification No.)

One Jericho Plaza, Jericho, New York (Address of principal executive offices)	11753 (Zip Code)

Registrant’s telephone number, including area code (516) 938-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 9, 2008, American Claims Evaluation, Inc. (the “Company”) issued a press release announcing that it has entered into a non-binding letter of intent for the proposed acquisition of substantially all the assets and business of a privately-held New York-based company providing a comprehensive range of services to children with developmental delays and disabilities. In its most recently completed fiscal year, this entity had revenues of approximately $5,700,000.

The anticipated purchase price is $1,000,000 and the Company will fund the transaction utilizing existing cash reserves. The proposed acquisition is subject to the satisfactory completion of due diligence activities and the negotiation and execution of a definitive asset purchase agreement containing terms and conditions customary for a transaction of this nature and other contingencies.

In light of the Company’s potential entry into a new line of business, Stephen Renz, the President of its wholly-owned subsidiary, RPM Rehabilitation & Associates, Inc. (“RPM”), has expressed interest in purchasing RPM from the Company. Accordingly, he has entered into a non-binding letter of intent with the Company to acquire all of the outstanding shares of stock of RPM in exchange for cash and an additional amount contingent upon the future earnings of RPM.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
Exhibit 99.1	Press Release of American Claims Evaluation, Inc., dated June 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2008	AMERICAN CLAIMS EVALUATION, INC.
	By:	/s/ Gary Gelman
Gary Gelman
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press Release of American Claims Evaluation, Inc., dated June 9, 2008.